UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K




                                 CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities Act of 1934


         Date of Report (date of earliest event reported): May 31, 1999





                                 PALADYNE CORP.
             (Exact name of Registrant as Specified in its Charter)


DELAWARE                    0-22969                   87-0375342
--------                    -------                   ----------
(State or Other             (Commission               (IRS Employer
Jurisdiction)               File Number)              Identification Number


615 Crescent Executive Court, Suite 128, Lake Mary, Florida             32746
(Address of principal Executive Offices)                              (Zip Code)


Registrant's Telephone Number, Including Area Code:(407) 333-2488

                                    FORM 8-K

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

          Effective as of May 31, 1999 Paladyne Corp. (the "Company") closed a "Business Assets Sales Contract" ("Agreement") with WG Technologies, Inc. an Illinois Corporation, ("WGT") for the disposition by the Company of substantially all the assets of WG Controls, Inc. ("WG Controls"), the Company's wholly-owned subsidiary. WGT is headed by Randall R. Thompson who had been the President of WG Controls for approximately the past year prior to the sale. WGT was formed for the purpose of acquiring the assets of WG Controls and has no affiliation with the Company.

          WG Controls is a sales representative firm that provides field sales and business development support for specified product lines and territories for clients in the cable TV and telecommunications (both voice and data networking) industry. The Company has made a strategic decision that sales representative firms no longer are part of its central focus.

          The total sales price of the transaction is $479,539.98, consisting of $275,000 payable as follows: $100,000 upon signing the agreement, which was paid at the closing, $150,000 prior to June 15, 1999, and $25,000 together with accrued interest on or before June 1, 2001, and WGT assumed the debt payable to the original owners of WG Controls in the amount of $204,539.98. All debt holders agreed to this assumption of debt by WGT.

          Additionally, WGT agreed to hire all existing employees of WG Controls as employees of WG Technologies, Inc. The Company and key employees mutually released each other from any existing employment and non-competition agreements with no harm to either party.

          The Company expects to recognize a loss on the sale of this transaction of approximately $395,000, calculated as follows: goodwill amortization of approximately $625,000, the book value of the assets acquired of $250,000 offset by the consideration paid of approximately $480,000.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          (b) Proforma financial statements required by this item will be filed with an amendment to this Form 8-K within the specified time period.

          (c)            Exhibits included herewith:

          Exhibit 10.1 Business Assets Sales Contract by and between Paladyne Corp. and WG Technologies, Inc.

SIGNATURES



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             PALADYNE CORP.



Date:  June 15,1999                          /s/ Ronald L. Weindruch
                                             RONALD L. WEINDRUCH, President and
                                             Chief Executive Officer